UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 11, 2009

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On May 11, 2009, the Compensation Committee (“Committee”) of the Board of Directors (the “Board”) of Forest Oil Corporation (“Forest”) approved Forest’s 2009 Annual Incentive Plan (the “2009 Plan”), including the performance criteria and specific measures and goals for Forest’s executive officers and all other participants.  Under the 2009 Plan, any incentive rewards will be tied to five performance criteria: Total Shareholder Return, Cash Cost (such as lease operating expense, transportation expense, and total general and administrative expense), Business Unit Performance Objectives, Production, and Rate of Return on Capital Investments.  Each of the performance criteria included in the 2009 Plan is tied to a percentage of the participant’s target bonus, which is expressed as a percentage of a participant’s base salary.  In addition to the target level, the 2009 Plan includes completion percentages for a range of performance levels, starting at a minimum threshold level, which is equal to 25% of the target level, up to an outstanding performance level, which is equal to 200% of the target level.

The 2009 Plan is administered by the Committee and the President and Chief Executive Officer (for all participant awards other than his own award), although certain administrative aspects of the 2009 Plan may be delegated to the Vice President of Human Resources.  Participation in the 2009 Plan is determined by the President and Chief Executive Officer.   The Committee is responsible for determining the achievement of any of the completion levels.  No awards will be made under the 2009 Plan unless the minimum 25% completion threshold is achieved for the total plan.   Any modifications to the 2009 Plan must be approved by the Committee.  The 2009 Plan is attached to this report as Exhibit 10.1.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits

10.1                           Forest Oil Corporation 2009 Annual Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated: May 13, 2009	By	/s/ CYRUS D. MARTER IV
Cyrus D. Marter IV
Senior Vice President,
General Counsel and Secretary

INDEX TO EXHIBITS FILED WITH THE CURRENT REPORT ON FORM 8-K

Exhibit	Description

10.1	Forest Oil Corporation 2009 Annual Incentive Plan.